Exhibit 99.1

February 24, 2016

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470

BB&T to acquire Swett & Crawford

Acquisition provides scale for BB&T's wholesale insurance business

  Strategically compelling transaction
  Exceeds BB&T's acquisition criteria
  Expected to increase annual insurance revenue by 15 percent
  Improves insurance revenue contribution from 15 to approximately 17 percent
  Swett & Crawford has a history extending more than 100 years

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) announced today that it has reached an agreement to acquire CGSC North America Holdings Corporation (“Swett & Crawford”) from Cooper Gay Swett & Crawford. Swett & Crawford is one of the most respected wholesale insurance brokers in the U.S. and has served the commercial insurance marketplace for more than 100 years.

Under the terms of the agreement, BB&T will acquire Swett & Crawford for $500 million in cash. The transaction, which exceeds BB&T's acquisition criteria, is expected to add more than $200 million in annual revenue to BB&T Insurance. BB&T expects to record approximately $500 million of goodwill and intangibles as a result of this acquisition. The transaction, which is subject to regulatory approval, is expected to close in the first half of 2016. This transaction excludes Swett & Crawford’s non-U.S. business which accounts for less than five percent of its total revenue.

"Swett & Crawford nicely enhances our insurance business and increases and diversifies our overall fee income profile," said Kelly S. King, BB&T's chairman and chief executive officer.

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"With its long history and broad offerings, Swett & Crawford is a great strategic fit for BB&T."

“We have admired the Swett & Crawford business model for many years,” said John Howard, chairman and chief executive officer of BB&T Insurance. “This represents a compelling opportunity to further build BB&T Insurance with the addition of a world-class company with a strong and talented team of industry specialists.”

Currently, BB&T's wholesale insurance operations include property and casualty broker and managing general agent CRC Insurance Services, Crump Life Insurance Services and managing general underwriter AmRisc. Including its retail operations, BB&T Insurance is the fifth largest insurance broker in the U.S. by revenue.

The capital used in this transaction represents a reallocation of the remainder of BB&T’s 2015 CCAR approved share repurchases.

Deutsche Bank Securities Inc. served as financial advisor to BB&T. Willkie Farr & Gallagher LLP served as legal counsel to BB&T in this transaction.

About Swett & Crawford

For 100 years, Swett & Crawford has delivered exceptional expertise and service to the commercial insurance marketplace. As a wholesale insurance broker, Swett & Crawford serves as a key intermediary between the independent insurance agents and the nation’s top insurance carriers. Swett & Crawford works with the insured’s retail insurance agent or broker to provide comprehensive, cost-effective commercial coverages and specialty programs for a wide variety of risks.

About BB&T Insurance Holdings

Raleigh, N.C.-based BB&T Insurance Holdings, the fifth largest insurance broker in the U.S. and the sixth largest internationally, is a wholly owned subsidiary of BB&T Corporation. BB&T Insurance Holdings operates more than 200 insurance agencies through subsidiaries BB&T Insurance Services, BB&T Insurance Services of California, McGriff, Seibels & Williams, CRC Insurance Services, Crump Life Insurance Services and AmRisc, LLC. Visit Insurance.BBT.com to learn more.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with approximately $209.9 billion in assets and market capitalization of approximately $29.5 billion as of Dec. 31, 2015. Based in Winston-Salem, N.C., the company operates 2,139 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. BB&T has also been named one of the World's Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.